EXHIBIT 23.1
INDEPENDENT AUDITOR’S CONSENT
We consent to the incorporation by reference in this Registration Statement of Pioneer Companies, Inc. on Form S-8 of (1) our report dated March 15, 2006, appearing in the Annual Report on Form 10-K (the “Annual Report”) of Pioneer Companies, Inc. (“Pioneer”) for the year ended December 31, 2005 and incorporated by reference in Registration Statement No. 333-106210 on Form S-8, relating to the consolidated financial statements and financial statement schedule of Pioneer and subsidiaries, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligation on December 31, 2005); and (2) our report dated March 15, 2006, appearing in the Annual Report, relating to management’s report on the effectiveness on internal control over financial reporting. We also consent to the reference to us under the caption “Experts” which is a part of Registration Statement No. 333-106210 on Form S-8 incorporated by reference herein.
/s/ Deloitte & Touche LLP
Houston, Texas
December 8, 2006